UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 10, 2013

PolyOne Corporation

(Exact Name of Registrant as Specified in Charter)

Ohio	1-16091	34-1730488
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

PolyOne Center

33587 Walker Road

Avon Lake, Ohio 44012

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (440) 930-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On July 10, 2013, PolyOne Corporation (the “Company”) determined that it will close six manufacturing facilities in North America, resulting in a net reduction of approximately 250 positions. Production at the affected facilities will be transferred to existing Company locations. While the final closing date for these facilities will depend on a number of factors, the Company anticipates all the facilities will be closed by the end of 2014.

The manufacturing facilities’ closings are part of the Company’s ongoing integration of Spartech Corporation, which the Company acquired in March 2013. This North American realignment is designed to enable the Company to better serve customers, improve efficiency and deliver a portion of the anticipated synergy-related cost savings in connection with the Spartech Corporation acquisition.

The Company anticipates that it will incur approximately $35 million of charges in connection with this realignment, which are comprised of the following:

•	approximately $20 million of cash charges, primarily related to employee severance and plant exit costs; and

•	approximately $15 million of non-cash charges, primarily related to accelerated depreciation.

The Company also expects to invest approximately $25 million in additional capital expenditures at its remaining locations to support these changes.

This Current Report on Form 8-K contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. They use words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial condition, performance and/or sales. Factors that could cause actual results to differ materially from those implied by these forward-looking statements include, but are not limited to: the Company’s ability to realize anticipated savings and operational benefits from the realignment of assets, including the planned closure of six North American manufacturing facilities; the timing of closings and shifts of production to new facilities related to the planned North American asset realignment and any unforeseen disruptions of service or quality caused by such closings and/or production shifts; separation and severance amounts that differ from original estimates, including because of the timing of employee terminations; amounts for non-cash charges related to the planned North American asset realignment relating to inventories and property, plant and equipment that differ from original estimates because of the final assessed fair market value of such inventories and property, plant and equipment; the Company’s ability to achieve the strategic and other objectives relating to the acquisition of Spartech Corporation, including any expected synergies; the Company’s ability to successfully integrate Spartech Corporation and achieve the expected results of the acquisition, including, without limitation, the acquisition being accretive; disruptions, uncertainty or volatility in the credit markets that could adversely impact the availability of credit already arranged and the availability and cost of credit in the future; the financial condition of the Company’s customers, including the ability of customers (especially those that may be highly leveraged and those with inadequate liquidity) to maintain their credit availability; the speed and extent of an economic recovery, including the recovery of the housing market; the Company’s ability to achieve new business gains; the effect on foreign operations of currency fluctuations, tariffs, and other political, economic and regulatory risks; changes in polymer consumption growth rates where the Company conducts business; changes in global industry capacity or in the rate at which anticipated changes in industry capacity come online; fluctuations in raw material prices, quality and supply and in energy prices and supply; production outages or material costs associated with scheduled or unscheduled maintenance programs; unanticipated developments that could occur with respect to contingencies such as litigation and environmental matters; an inability to achieve or delays in achieving or achievement of less than the anticipated financial benefit from initiatives related to working capital reductions, cost reductions, and employee productivity goals; an inability to raise or sustain prices for products or services; an inability to maintain appropriate relations with unions and employees; the inability to achieve expected results from the Company’s acquisition activities; the Company’s ability to continue to pay cash dividends; the amount and timing of repurchases of the Company’s common shares, if any; and other factors affecting the Company’s business beyond its control, including, without limitation, changes in the general economy, changes in interest rates and changes in the rate of inflation. The above list of factors is not exhaustive.

The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised to consult any further disclosures the Company makes on related subjects in the reports on Forms 10-Q, 8-K and 10-K that it provides to the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYONE CORPORATION

By:	/s/ Richard J. Diemer, Jr.
Richard J. Diemer, Jr.
Senior Vice President and
Chief Financial Officer

Date: July 16, 2013